Press Release	Source: Alan Taylor Communications

Left Right Marketing Selects Alan Taylor Communications as Public Relations Agency

Wednesday June 30, 6:00 am ET

Electronic Commerce Company Taps Leader in Lifestyle and Sports PR

LAS VEGAS--(BUSINESS WIRE)--June 30, 2004--Left Right Marketing Technology Inc. (OTCBB:LRMK - News) today announced the retention of New York-based Alan Taylor Communications (ATC) as its public relations agency of record. The firm, widely regarded as the leader in lifestyle and sports public relations, counts MasterCard, Nestle-Purina, Microsoft Games and Yahoo! Sports amongst its clientele.

With 60 practitioners possessing a wide variety of PR experience, ATC's history in the technology sector includes public relations campaigns surrounding the launch of ESPN SportZone (now ESPN.com) and SportsLine USA (now CBS SportsLine). The agency has also worked extensively with MSNBC.com and various other technology clients.

ATC's responsibilities include publicity of the Left Right Marketing Technology name, as well as the CrazyGrazer.com online shopping brand of its subsidiary. The agency will conduct a proactive public relations campaign to heighten awareness in the business-to-business as well as business-to-consumer realms.

"Our partnership with Alan Taylor Communications is yet another touch-point vehicle between us and the marketplace," said LRMK President/CEO Mick Hall. "It is part of our corporate objective to continually enhance LRMK stockholder value and strengthen our marketing position."

"We are intrigued by the possibilities that this technology possesses, and we believe that the media will feel the same way," said Howard Dolgon, President, Alan Taylor Communications, Inc. "We are excited to associate with and share the story of an innovative company that has demonstrated a strong understanding of the technology marketplace."

For LRMK, the agreement comes on the heels of the June 15 announcement of the letter of intent to acquire Neolink Wireless Content, Inc., which operates two MobiTV live television channels on Sprint PCS. The transaction will accelerate the process by which CrazyGrazer.com will be able to offer its unique service to U.S. customers.

About Alan Taylor Communications

Alan Taylor Communications, founded in 1984, is recognized as the leading lifestyle and sports public relations agency. Clients of Alan Taylor Communications include NASCAR, MasterCard, Microsoft Games, Nestle-Purina, General Mills, and Diageo, among others. For more information on Alan Taylor Communications, log onto www.alantaylor.com.

About Left Right Marketing Technology, Inc.

Left Right Marketing Technology, Inc., (LRMK) traded on the Over-the-Counter Bulletin Board (OTC:BB-LRMK), owns and operates CrazyGrazer.com - a Nevada based e-commerce shopping mall (www.crazygrazer.com) - and has executed a letter of intent to acquire Neolink Wireless Content - a Los Angeles-based wireless broadcast company, currently operating two MobiTV (www.MobiTV.com) live television channels available to SPRINT PCS Vision cellular customers. In line with LRMK's vision, both companies are prepared to be ever changing and poised to respond to new developments in technology, unique product offerings and appeal to a diverse customer base.

Forward-Looking Statements: The statements in this press release regarding the Company's business plans, any opinions expressed about the pending acquisition of Neolink and its holdings, any benefits from Alan Taylor's associations with NASCAR, MasterCard, Microsoft Games, Nestle-Purina, General Mills, and/or Diageo, any benefits of the anticipated consumer impact from various points of contact as a result of new technology, the uniqueness of crazygrazer.com's service, anticipated timing for closing the Neolink acquisition, the company's future success, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any benefits of the Alan Taylor engagement, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology Inc.

Bonnie Smith, 702-260-9305

bsmith@crazygrazer.com

or:

Alan Taylor Communications

Charles Leone, 212-714-1280

charles@alantaylor.com